Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Charles W. Maness, Jr., Executive Vice President & CFO, (540) 278-1702

HomeTown Bankshares Corporation (OTCPK: HMTA) Closes Private Placement of $7.5 Million of Subordinated Notes due 2025

Roanoke, VA (December 18, 2015) – HomeTown Bankshares Corporation (OTCPK: HMTA) (The “Company”), the parent company of HomeTown Bank, announced today that it has completed a private placement of $7,500,000 in aggregate principal amount of fixed-to-floating rate subordinated notes to certain qualified institutional investors. Unless earlier redeemed, the notes mature on December 30, 2025.

The notes were designed to qualify for Tier 2 capital under the Federal Reserve’s capital guidelines. The Company intends to use the net proceeds of the offering to support continued organic growth and general corporate purposes.

“The offering will allow us to meet the needs of our growing customer base and to support the strong organic growth that we continue to experience,” stated Susan Still, President and Chief Executive Officer.

Sandler O’Neill + Partners, L.P. served as the sole placement agent for the private offering and was advised by Hogan Lovells US LLP., Gentry Locke served as legal counsel for the Company.

HomeTown Bankshares Corporation is the holding company of HomeTown Bank, which offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through six full-service branches and seven ATM’s. A high level of responsive and professional service coupled with local decision-making is the hallmark of its banking strategy.

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